Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3, and related Prospectus of Chesapeake Energy Corporation for the registration of its Senior Notes due 2013, and to the incorporation by reference therein of our report dated March 15, 2005, with respect to the consolidated financial statements of Columbia Energy Resources, LLC, which appears in Chesapeake Energy Corporation’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 1, 2005.

/s/    Ernst & Young LLP

June 23, 2006

Charleston, West Virginia